As filed with the Securities and Exchange Commission on December 21, 2007
File No: 333-144317

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective
Amendment No. 1 to Form S-3
on
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MANGOSOFT, INC.
(Exact name of registrant as specified in its charter)

Nevada	7371	87-0543565
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

29 Riverside Street
Suite A
MS A-8
Nashua, NH 03062
Phone: (603) 324-0400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

  Dale Vincent
Chief Executive Officer
Mangosoft, Inc.
29 Riverside Street
Suite A
MS A-8
Nashua, NH 03062
Phone: (603) 324-0400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Zukerman, Esq.
Zukerman Gore & Brandeis, LLP
875 Third Avenue
New York, NY 10022
(212) 223-6700
(212) 223-6433 — Facsimile

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

AMENDMENT PURPOSE

This Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-144317) (the “Registration Statement”) is being filed pursuant to Rule 462(d) solely for the purpose of updating the exhibit index in Item 16 of Part II of the Registration Statement in order to add Exhibits 10.5, 10.6, 99.1, 99.2, 99.3, 99.4, 99.5, 99.6, 99.7 and 99.8. No change is made to the preliminary proxy statement/prospectus constituting Part I of the Registration Statement or Items 14, 15 or 17 of Part II of the Registration Statement. This Amendment consists only of the facing page, this explanatory note, Item 16 of Part II and the Exhibit Index of the Registration Statement, as amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. EXHIBITS

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger by and among First American Clock Co., MangoSoft Corporation and MangoMerger Corp., dated as of August 27, 1999. (1)

2.2	Asset Purchase Agreement, dated February 11, 2002, between MangoSoft, Inc. and Fleet National Bank. (4)

3.1	Articles of Incorporation, as amended. (2)

3.2	By-laws. (2)

4.1	Rights Plan. (6)

4.2	Form of Warrant Agreement (1)

4.3	Warrant Agreement, dated February 11, 2002, between MangoSoft, Inc. and Fleet National Bank. (4)

4.4	Form of Subscription Agreement for purchase of common stock, dated as of March 20, 2000. (1)

5.1	Opinion of Zukerman Gore & Brandeis regarding the legality of securities (8)

10.1	Lease of Westborough Office Park, Building Five, dated November 10, 1995. (3)

10.2	1999 Incentive Compensation Plan, as amended and restated on May 1, 2000. (1)

10.3	Information Management Services Agreement, dated September 30, 2002, between MangoSoft, Inc. and Built Right Networks LLC. (5)

10.4	Rights Agreement, dated March 14, 2003 and amended on July 25, 2003, between MangoSoft, Inc. and Interwest Transfer Co., Inc. (6)

10.5	Retainer Agreement of Mintz Levin Cohn Ferris Glovsky and Popeo PC*

10.6	Retainer Agreement of Zukerman Gore & Brandeis, LLP*

14	Code of Ethics (7)

21	Subsidiary of the Registrant. (2)

23.1	Consent of Stowe & Degon (8)

23.2	Consent of Zukerman Gore & Brandeis, LLP (included in Exhibit 5.1) (8)

99.1	Form of Subscription Certificate*

99.2	Form of Stockholder of Record Letter*

99.3	Form of Subscription Agent Agreement*

99.4	Form of Notice of Guaranteed Delivery*

99.5	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.6	Form of Letter from Brokers of Other Nominees to Beneficial Owners*

99.7	Form of Instructions by Beneficial Owners to Brokers or Other Nominees*

99.8	Form of Nominee Holder Certification*

(1)	Filed as an exhibit to our Current Report on Form 8-K for an event dated September 7, 1999 and hereby incorporated by reference thereto.

(2)	Filed as an exhibit to our Registration Statement on Form 10-SB, filed June 9, 2000, and hereby incorporated by reference thereto.

(3)	Filed as an exhibit to our Quarterly Report filed November 9, 1999 for the quarter ended September 30, 1999 and hereby incorporated by reference thereto.

(4)	Filed as an exhibit to our Quarterly Report filed August 14, 2002 for the quarter ended June 30, 2002 and hereby incorporated by reference thereto.

(5)	Filed as an exhibit to our Current Report on Form 8-K for an event dated September 30, 2002 and hereby incorporated by reference thereto.

(6)	Filed as an exhibit to our Current Report on Form 8-K for an event dated March 21, 2003, as amended on July 25, 2003, and hereby incorporated by reference thereto.

(7)	Filed as an exhibit to our Annual Report filed on March 26, 2004 for the years ended December 31, 2003 and hereby incorporated by reference thereto.

(8)	Filed as an exhibit to our Registration Statement on Form S-1/A, filed December 12, 2007, and hereby incorporated by reference thereto.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, State of New Hampshire on December 21, 2007.

MangoSoft, Inc.

By:	/s/ Dale Vincent
Director and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 21, 2007.

SIGNATURE	TITLE

/s/ Dale Vincent	Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger by and among First American Clock Co., MangoSoft Corporation and MangoMerger Corp., dated as of August 27, 1999. (1)

2.2	Asset Purchase Agreement, dated February 11, 2002, between MangoSoft, Inc. and Fleet National Bank. (4)

3.1	Articles of Incorporation, as amended. (2)

3.2	By-laws. (2)

4.1	Rights Plan. (6)

4.2	Form of Warrant Agreement (1)

4.3	Warrant Agreement, dated February 11, 2002, between MangoSoft, Inc. and Fleet National Bank. (4)

4.4	Form of Subscription Agreement for purchase of common stock, dated as of March 20, 2000. (1)

5.1	Opinion of Zukerman Gore & Brandeis regarding the legality of securities (8)

10.1	Lease of Westborough Office Park, Building Five, dated November 10, 1995. (3)

10.2	1999 Incentive Compensation Plan, as amended and restated on May 1, 2000. (1)

10.3	Information Management Services Agreement, dated September 30, 2002, between MangoSoft, Inc. and Built Right Networks LLC. (5)

10.4	Rights Agreement, dated March 14, 2003 and amended on July 25, 2003, between MangoSoft, Inc. and Interwest Transfer Co., Inc. (6)

10.5	Retainer Agreement of Mintz Levin Cohn Ferris Glovsky and Popeo PC*

10.6	Retainer Agreement of Zukerman Gore & Brandeis, LLP*

14	Code of Ethics (7)

21	Subsidiary of the Registrant. (2)

23.1	Consent of Stowe & Degon (8)

23.2	Consent of Zukerman Gore & Brandeis, LLP (included in Exhibit 5.1) (8)

99.1	Form of Subscription Certificate*

99.2	Form of Stockholder of Record Letter*

99.3	Form of Subscription Agent Agreement*

99.4	Form of Notice of Guaranteed Delivery*

99.5	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.6	Form of Letter from Brokers of Other Nominees to Beneficial Owners*

99.7	Form of Instructions by Beneficial Owners to Brokers or Other Nominees*

99.8	Form of Nominee Holder Certification*

(1)	Filed as an exhibit to our Current Report on Form 8-K for an event dated September 7, 1999 and hereby incorporated by reference thereto.

(2)	Filed as an exhibit to our Registration Statement on Form 10-SB, filed June 9, 2000, and hereby incorporated by reference thereto.

(3)	Filed as an exhibit to our Quarterly Report filed November 9, 1999 for the quarter ended September 30, 1999 and hereby incorporated by reference thereto.

(4)	Filed as an exhibit to our Quarterly Report filed August 14, 2002 for the quarter ended June 30, 2002 and hereby incorporated by reference thereto.

(5)	Filed as an exhibit to our Current Report on Form 8-K for an event dated September 30, 2002 and hereby incorporated by reference thereto.

(6)	Filed as an exhibit to our Current Report on Form 8-K for an event dated March 21, 2003, as amended on July 25, 2003, and hereby incorporated by reference thereto.

(7)	Filed as an exhibit to our Annual Report filed on March 26, 2004 for the years ended December 31, 2003 and hereby incorporated by reference thereto.

(8)	Filed as an exhibit to our Registration Statement on Form S-1/A, filed December 12, 2007, and hereby incorporated by reference thereto.

*	Filed herewith